Exhibit 16.1

April 15, 2014

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

We are in agreement with the statements being made by E-Waste Systems, Inc. in its Form 8-K dated April 15, 2014.  We hereby consent to the filing of this letter as an exhibit to the foregoing report on Form 8-K.

Sincerely,

/s/ Sadler Gibb, LLC
      Sadler Gibb, LLC